FORM-8/K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2013
Date of Report (Date of earliest event reported)

CITADEL EFT, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-164882	80-0473573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Irvine Blvd. Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

(714) 423-0701

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2013 Darryl Reitmeyer was appointed to the board of directors of the Registrant to fill a vacant seat on the board. There was no arrangement or understanding between Mr. Reitmeyer and any other persons pursuant to which Mr. Reitmeyer was selected as a director. Mr. Reitmeyer has not been appointed to any committees of the board.

Mr. Reitmeyer holds a B.B.A degree in Marketing and Management from Northwood University.

He is a versatile professional with progressive experiences in hotel/hospitality marketing and operations management.  The certifications in "Meeting Professionals" and "Convention Liaison Council" has given him multifaceted experiences in working with different associations, convention planning and centers, and visitor bureaus.

Since January 2012 to present Mr. Reitmeyer is the Director of Sales & Management at “The Hills Hotel” in Laguna Hills, CA.  Prior to this current position, he was the Executive Director Sales/Marketing for the Escondido Chamber of Commerce and Visitors Bureau.  From August 2010-November 2010 he held the position of Director of Sale/Marketing at the Loews Denver Hotel.

Throughout his career he has held a number of important positions with both Private and public entities where his skill sets have been utilized for the betterment of the organization and businesses where he worked.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amended report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EFT, INC.
DATE: March 7, 2013	/s/ Gary DeRoos Name: Gary DeRoos Title: President/Chief Executive Officer